Exhibit 8.1

LIST OF SUBSIDIARIES

Banco de Chile

1.	Banchile Administradora General de Fondos S.A.

2.	Banchile Factoring S.A.

3.	Banchile Corredores de Seguros Limitada

4.	Banchile Corredores de Bolsa S.A.

5.	Banchile Asesoria Financiera S.A.

6.	Banchile Securitizadora S.A.

7.	Promarket S.A.

8.	Socofin S.A.

9.	Banchile Trade Services Limited

10.	Citibank Agencia de Valores S.A.

With the exception of Banchile Trade Services Limited, which was incorporated in Hong Kong, all of the subsidiaries numerated above have their jurisdiction of incorporation in the Republic of Chile.

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